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                                                               EXHIBIT 99.(j)(D)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the California Tax-Free Money Market Fund, Cash Investment Money Market Fund, Government Money Market Fund, Heritage Money Market Fund, Municipal Money Market Fund, National Tax-Free Money Market Fund, Prime Investment Money Market, and Treasury Plus Money Market Fund, dated April 20, 2007, incorporated herein by reference, a total of eight funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 28, 2008